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Exhibit 8.1

        September 16, 2002

WorldGate Communications, Inc.
3190 Tremont Avenue
Trevose, Pennsylvania 19053

Ladies and Gentlemen:

        We have acted as counsel to WorldGate Communications, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of (i) subscription rights (the "Rights"); (ii) 300,000 warrants to purchase units comprised of one share of the Company's common stock, $0.01 par value ("Common Stock") and one warrant to purchase an additional share of Common Stock (the "Unit Warrants") issuable as compensation to the Company's dealer/manager; (iii) 6,300,000 warrants ("Warrants"), which are issuable upon exercise of the Rights and the Unit Warrants; and (iv) 12,600,000 shares of Common Stock issuable upon exercise of the Rights, Warrants and the Unit Warrants.

        In our opinion, the statements in the Prospectus contained in the Registration Statement (the "Prospectus") under the captions "United States Federal Income Tax Consequences," to the extent they constitute matters of law or legal conclusions, are accurate in all material respects.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption "Legal Matters" in the Prospectus. By so doing, we do not concede that we come within the category of persons under Section 7 of the Securities Act or under the rules and regulations of the SEC issued thereunder.

Very truly yours, /s/ Drinker Biddle & Reath LLP DRINKER BIDDLE & REATH LLP

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  Exhibit 8.1